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Exhibit 99.1
FOR IMMEDIATE RELEASE


         MARVEL ENTERTAINMENT GROUP, INC. RECEIVES ALTERNATIVE PROPOSAL
                          MARVEL COMMON STOCK TRADING
                      SUSPENDED BY NEW YORK STOCK EXCHANGE


            NEW YORK, NY, April 21, 1998. Marvel Entertainment Group, Inc. ("Marvel") announced today that the financial advisor of John J. Gibbons, Chapter 11 trustee for Marvel, had received a letter of intent submitted by legal counsel for High River Limited Partnership and Westgate International L.P. on their behalf. The letter of intent proposes a purchase of the assets of Marvel excluding the capital stock and assets of Marvel's subsidiary Panini, S.p.A., and the capital stock and assets of Fleer Confection and its related international activities, and also excluding those leases and executory contracts the sale and assignment of which the acquiring company has not, in its sole discretion, agreed to accept and certain causes of action against holders of certain senior secured claims. The transaction proposed by the letter of intent is subject to several conditions, some of which may not be able to be satisfied. The consideration proposed to be paid for the acquired assets is $475 million.

            The Chapter 11 trustee for Marvel indicated he intends to review the letter of intent and has not indicated whether he will sign the letter. The letter of intent expires by its terms on April 22, 1998 at 5:30 p.m. New York time if the Chapter 11 trustee has not delivered a copy of the letter of intent to the purchasers by that time signed by him. Neither Houlihan Lokey Howard & Zukin, the Chapter 11 trustee's financial advisor, nor Mr. Gibbons has made any determinations regarding the proposed letter of intent or its value to creditors of Marvel versus the plan of reorganization of Marvel currently proposed by Toy Biz, Inc. and certain of Marvel's secured lenders. Marvel stated it will file a copy of the letter of intent with the Securities and Exchange Commission.

         Marvel also announced that it had received a letter from the New York Stock Exchange confirming that trading in the common stock of Marvel was suspended on Friday, April 17, 1998 and application will be made by the NYSE to the Securities and Exchange Commission to delist the stock..

         Marvel Entertainment Group, Inc. is a leading youth entertainment company. Operations include publishing of comic books, trading cards and activity stickers; and licensing of its characters for consumer products, media and advertising promotions.

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